Certain identified information has been omitted from this document because (i) it is not material and is the type that the Company customarily and actually treats as private or confidential, and/or (ii) the disclosure would constitute a clearly unwarranted invasion of personal privacy and has been marked with [****] to indicate where omissions have been made.

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This Separation Agreement and General Release of Claims (“Agreement”) is by and between John O’Connor (“Employee”), on the one hand, and Goosehead Insurance Agency, LLC, on the other hand (“Company”). Employee and Company collectively are referred to herein as the “Parties” or singularly as a “Party.”
Employee’s employment with Company, including all of Employee’s positions as an employee of Company and any affiliate thereof, will terminate, effective March 29, 2026 (the “Separation Date”), whereupon all benefits and privileges related thereto will cease, except as set forth herein.
Company and Employee agree that Employee will provide services as a consultant for approximately six
(6) months to properly transition Employee’s ongoing responsibilities. Employee will not be required to come into the office during that period. Employee agrees to provide services as an independent contractor from the Separation Date through September 30, 2026 (the “Consultant End Date”) on and subject to the terms and conditions set out in the Consulting Agreement attached hereto as Exhibit A (the “Consultancy Period”).
Consideration. In exchange for execution of this Agreement, Employee’s release of claims below, Employee’s performance of the obligations pursuant to the Consulting Agreement, the other promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

•The Separation Date will not constitute a Termination of Service under Employee’s Stock Option Award Agreements dated May 2, 2022, January 3, 2023, January 2, 2024, January 2, 2025, and January 2, 2026 (collectively, the “Option Awards”). Employee will be deemed a Consultant under Company’s Amended and Restated Omnibus Incentive Plan (the “Plan”) for the purpose of maintaining Employee’s Option Awards through the Consultant End Date; provided, however, Employee must comply with all the terms of this Separation Agreement, the Consulting Agreement, and Employee’s Proprietary Information, Non-Competition, and Non-Solicitation Agreement (attached hereto as Exhibit B) (collectively, the “Agreements”) to maintain the status of Consultant under the Plan. If Employee breaches any of his Agreements with Goosehead, Employee agrees that such breach may result in a Termination of Service under and pursuant to Employee’s Option Awards. The Consultant End Date shall constitute a Termination of Service under and pursuant to Employee’s Option Awards. For purposes of clarity, (1) all vested, outstanding stock option awards as of the date of Termination of Service shall expire in accordance with the terms of the applicable option award agreements and (2) any unvested options subject to any Option Awards shall be forfeited on the date of Termination of Service in accordance with the terms of the applicable option award agreements. All amounts payable pursuant to this provision shall be subject to applicable taxes and withholdings.

•For the Consultancy Period, Company agrees to pay Employee an amount equal to six (6) months of Employee’s base salary, less applicable taxes and withholdings, payable in twelve (12) semi-monthly installments, in accordance with Company’s normal payroll practices (the “Consultant Payment”). Company will have no obligation to make the Consultant Payment if Employee is not in compliance with his Agreements at the time the Consultant Payment is due or if the Consulting Agreement is terminated prior to the Consultant End Date.

•The Consultant Payment, Option Awards, and other severance benefits under this Agreement are intended to be excluded from the definition of a deferred compensation plan as separation pay due upon a separation of service as described in Treas. Reg. Section 1.409A-1(b)(9), as a medical benefit described in Treas. Reg. Section 1.409A-1(b)(9)(v)(B), or as a short-term deferral as described in Treas. Reg. Section
SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS                     Page 1 of 8

1.409A-1(b)(4). The Agreement shall be operated to comply with this intent. No Consultant Payment or severance benefits will be made under this Agreement unless the Employee’s termination of employment constitutes a “separation from service” within the meaning of Section 409A.
•Employee’s current health benefits insurance coverage will be maintained through Company’s group health plan through the last day of the month of the Separation Date. After that date, Employee shall have no right to continued coverage unless Employee properly exercises COBRA rights in accordance with notice to be provided separate and apart from this Agreement. For the first six (6) months of the Consultancy Period, Company will provide Employee with a stipend to offset the out-of-pocket costs to Employee of the COBRA plan Employee enrolls in, in an amount not to exceed $1,735.66 per month, less applicable taxes and withholdings. To the extent that Employee has any vested assets in any employee savings or retirement plan, the status and treatment of such assets shall be governed by the applicable terms of any such plan.

•Company shall reimburse Employee for all reasonable and approved business expenses incurred, but not yet paid, through the end of Employee’s employment with Company, provided Employee complies with Company’s policies and practices related to expense reimbursement requests.

•Employee represents and warrants that Employee has been fully and appropriately paid for all hours worked and services rendered during Employee’s employment with Company, and that Employee has no outstanding claims against any of the Company Releasees (as defined below) for wages, commissions, bonuses, vacation pay, sick pay, paid time off or leave, or other compensation.

General Release of Claims. In consideration of the Consultant Payment, Option Awards and other benefits described above, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee, together with Employee’s agents, representatives, attorneys, assigns, and designees, hereby knowingly, voluntarily, fully, finally, and completely SETTLES, RELEASES, AND FOREVER DISCHARGES, to the maximum extent permitted by law, the Company Releasees (as defined below) from all claims, disputes, grievances, demands, causes of action, liabilities, injuries, and damages, of whatever kind, character, or nature, known or unknown, arising from, relating to, or connected with acts or omissions occurring at any time prior to and including the date Employee executes this Agreement. This general release includes without limitation all claims or damages that in any way arise from, relate to, or are in any way connected with Employee’s employment with and/or separation from Company, regardless of whether or not same (1) are presently known or unknown, (2) have been specifically referenced, claimed, asserted, or made by either Party, or (3) are statutory, contractual, or common law in nature or basis. As used in this Agreement, “Company Releasees” means Company and its current and former employees, officers, directors, members, managers, shareholders, partners (general and limited), attorneys, owners, agents, representatives, servants, insurers, and plan administrators, in their individual, corporate, and official capacities, as well as each of their parent companies, subsidiaries, affiliates, predecessors, successors, equity and asset purchasers, alleged joint employers, and other related persons or entities, together with their respective current and former employees, officers, directors, members, managers, shareholders, partners (general and limited), attorneys, owners, agents, representatives, servants, insurers, and plan administrators, in their individual, corporate, and official capacities, and the assigns, designees, heirs, privies, and third-party beneficiaries of all of the foregoing persons and entities.
Without limiting the comprehensiveness of the above paragraph, Employee knowingly, voluntarily, fully, finally, and completely WAIVES, RELEASES, AND FOREVER DISCHARGES, to the maximum extent permitted by law, the Company Releasees from all claims, actions, causes of action, or demands existing as of the date of this Agreement, including without limitation any and all claims for injunctive relief; attorneys’ fees; expenses; costs; actual, compensatory, exemplary, or punitive damages;
SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS                     Page 2 of 8

physical injuries; personal injuries; emotional injuries; mental anguish; physical pain and suffering; wrongful discharge; violations of Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Texas Labor Code, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Worker Adjustment and Retraining Notification Act, the Uniformed Services Employment and Reemployment Rights Act, and any other civil rights statute; harassment and/or discrimination because of sex, pregnancy, race, color, national origin, religion, age, disability, sexual orientation, veteran’s status, the filing of a workers’ compensation claim, or other protected classification; retaliation; incapacity; failure to pay proper wage, minimum wage, and/or overtime wages; unpaid wages; loss of wages; loss of earning capacity; loss of job security; humiliation; physical impairment and/or disfigurement; loss of consortium; harm to reputation; libel, slander, or defamation; medical expenses; personal property damage, loss, or diminution in value; negligence; gross negligence; strict liability; malice; invasion of privacy; intentional infliction of emotional distress; negligent infliction of emotional distress; loss or diminution of career advancement; loss of dignity; any and all claims arising under any other federal, state, or local statute, law, ordinance, rule, regulation, or order prohibiting employment discrimination or retaliation; any claim under tort, wrongful discharge, breach of contract, or breach of agreement; and any other theory, claim, or cause of action whatsoever, whether known or unknown.

By signing this Agreement, it is Employee’s intent to waive and release all claims and potential claims against the Company Releasees that can be waived and released under law. Employee also specifically waives any right to become, and promises not to become, a member of any class in any proceeding or case in which a claim or claims against the Company Releasees may arise, in whole or in part, from any event that occurred prior to Employee’s execution of this Agreement, subject to the “No Interference with Rights” section below. If Employee is not permitted to waive inclusion in a future class, then Employee agrees to waive any recovery for which Employee would be eligible as a member of such class, subject to the “No Interference with Rights” section below. This release does not release rights to benefits that Employee may have under the laws governing COBRA, unemployment benefits, disability insurance, and workers’ compensation benefits, and nothing in this Agreement prohibits Employee from asserting rights to any vested benefits to which Employee may be entitled pursuant to the terms of applicable plans or law. This Agreement and release of claims in no way impact any of Employee’s rights to be indemnified or covered by the Company’s insurance policies pursuant to the terms of the Company's insurance policies in effect during or covering the time period that Employee was employed by the Company, including the Company’s D&O and EPLI insurance policies.
No Interference with Rights. Nothing in this Agreement shall be construed to (1) limit Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor (including the Occupational Safety and Health Administration), the Securities and Exchange Commission, or any other federal, state, or local government or regulatory agency (“Government Agencies”); (2) apply to any sexual assault or sexual harassment dispute, as defined by the Speak Out Act, arising after Employee’s execution of this Agreement; or (3) limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Company. This Agreement does not limit Employee’s right to receive an award for information provided to a Government Agency. Further, nothing contained in this Agreement shall be construed as interfering with, restraining, or limiting Employee’s ability to exercise any rights under Section 7 of the National Labor Relations Act, including the ability to speak with current or former coworkers regarding workplace issues or terms and conditions of employment, engage in organization or collective bargaining, and/or assist with the filing or investigation of an unfair labor practice charge with the National Labor Relations Board; provided, however, this sentence shall not apply if Employee’s most recent position for Company included supervisory or managerial job duties.
SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS                     Page 3 of 8

ADEA Release and Revocation Period. Pursuant to the Older Workers Benefit Protection Act (“OWBPA”), Employee hereby knowingly and voluntarily agrees to waive and release any right or claim under the Age Discrimination in Employment Act of 1967 (“ADEA”) against the Company Releasees. In this regard, Employee agrees and warrants that Employee has carefully read and fully understands the provisions of this Agreement, and that Employee is receiving consideration from Company over and above anything of value to which Employee is otherwise entitled. Employee is not waiving or releasing any right or claim that may arise under the ADEA after Employee signs this Agreement. Employee has the right to, and should, consult with an attorney before signing this Agreement.

Employee has twenty-one (21) days from the date Employee received this Agreement to consider it and sign it. If Employee chooses to sign this document, Employee has seven (7) days after signing to change Employee’s mind and revoke the Agreement (the “Revocation Period”). If Employee chooses to revoke the Agreement, Employee must deliver a written notice of revocation to via email to legal@goosehead.com, or by USPS to Goosehead Insurance Agency, LLC, Attn: Legal Department, 1500 Solana Boulevard, Building 4, Suite 4500, Westlake, Texas 76262. Any such revocation must be actually received by Company within the Revocation Period or it will be null and void. Company and Employee agree this Agreement shall not become effective or enforceable until the Revocation Period has expired with no revocation taking place.

Cooperation. Subject to the “No Interference with Rights” section above, Employee agrees to cooperate with Company regarding (1) the transition of business matters and (2) any claim or action (current or future) against or on behalf of any Company Releasee about which Employee may have knowledge, including without limitation meeting with Company’s counsel and serving as a witness. Company will reimburse Employee for all reasonable, pre-approved expenses (but not attorneys’ fees or compensation for time) that Employee incurs in connection with this section of the Agreement, to the extent permitted by law.

In compliance with this provision, Employee agrees to sign a Substitution of Proxy in connection with the 2026 annual meeting of stockholders of Goosehead and appoint his successor as proxy and attorney-in-fact, with full power of substitution.

Confidentiality. Subject to the “No Interference with Rights” section above, the terms of this Agreement, including without limitation the amount of the Consultant Payment and the Option Awards, shall remain strictly confidential and shall not be disclosed unless required by law or judicial process. Notwithstanding the foregoing, Employee may disclose the terms of this Agreement to Employee’s spouse, tax and financial advisors, and attorneys, provided such persons agree to be bound by this confidentiality requirement, and to the IRS in response to an inquiry. If a Party sues to enforce this Agreement, that Party must file it under seal. If Employee is served with a court order, subpoena, or other legal process that calls for disclosure of this Agreement or its terms, Employee shall immediately provide Company with written notice thereof by first class mail and e-mail to Mark Jones, Jr., mark.jonesjr@goosehead.com, 1500 Solana Boulevard, Building 4, Suite 4500, Westlake, TX 76262, along with a copy of the order, subpoena, or other legal process. The breach of this paragraph shall not affect the continuing validity or enforceability of this Agreement.
Non-Disparagement. Subject to the “No Interference with Rights” section above, Employee shall not make any disparaging remarks about a Company Releasee, verbally or in writing, including without limitation posting on Glassdoor, Indeed, LinkedIn, Facebook, Twitter, Instagram, Snapchat, TikTok, YouTube, blogs, or other public forums, or otherwise take any action that could reasonably be anticipated to cause damage to the reputation, goodwill, or business of any Company Releasee, or otherwise make remarks that may reflect negatively upon any Company Releasee. Notwithstanding the foregoing provision, Employee may testify truthfully pursuant to compulsory process.
SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS                     Page 4 of 8

Non-Disclosure of Confidential Information. Incident to Employee’s employment with Company, Employee had access to and became familiar with certain proprietary, confidential, and otherwise sensitive information relating to the business or affairs of Company (“Confidential Information”). Non-exhaustive examples of Confidential Information include information not readily available to the public that Company takes reasonable steps to maintain the confidential and proprietary nature thereof, including without limitation employee personal identifiable information, employee protected health information, sales figures, pricing information, financial records, profit and performance reports, business projections, business plans, customer information (including the content, work product, or subject matter of any documents presented to Company by a customer, as well as customer financial information and information of a personal nature about a customer or its employees), customer lists, vendor information (including vendor contracts and costs), promotional methods, trade secrets including without limitation techniques and methods of operations, potentially patentable products and processes, information of third parties (including customers) that Company is obligated to keep confidential, and any information Company has informed Employee is proprietary or confidential. Notwithstanding the foregoing, Confidential Information shall not include: (i) information generally and readily available to the public, (ii) information that arises from Employee’s general training, knowledge, skill, or experience, (iii) information lawfully acquired and possessed from a source other than the disclosing party, (iv) information lawfully in the possession of the receiving party prior to disclosure, or (v) information Employee has a right to disclose as legally protected conduct. Employee’s employment with Company created a relationship of confidence and trust between Employee and Company with respect to Confidential Information.
Subject to the “No Interference with Rights” section above, Employee shall exercise Employee’s best efforts to protect all Confidential Information and shall not disclose any Confidential Information to any third party, including any prospective or new employer, or use it for Employee or anyone else’s benefit or profit. If Employee discloses or uses Confidential Information in violation of this Agreement, Company will be entitled to injunctive relief from a court of competent jurisdiction, in addition to all other available remedies at law or in equity. The purpose of this non-disclosure provision is to protect, to the maximum extent permitted by law, Company’s protectable business interests in its Confidential Information. Nothing herein shall be construed to prevent, impede, or interfere with Employee’s rights to: respond accurately and fully to any question, inquiry, or request for information regarding Company or Employee’s employment with Company when required by legal process; initiate communications directly with, respond to any inquiry from, or provide truthful testimony or information to any Government Agency; or otherwise participate in communications or activities pursuant to the “No Interference with Rights” section above. Employee is not required to contact Company regarding the subject matter of any such communications before engaging in such communications.
The federal Defend Trade Secrets Act of 2016 (the “Act”) provides immunity from liability in certain circumstances to Company employees, contractors, and consultants for limited disclosures of Company “trade secrets,” as defined by the Act. Specifically, Company employees, contractors, and consultants may disclose trade secrets: (1) in confidence, either directly or indirectly, to a federal, state, or local government official, or to an attorney, “solely for the purpose of reporting or investigating a suspected violation of law,” or (2) “in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Additionally, employees, contractors, and consultants who file lawsuits for retaliation by an employer for reporting a suspected violation of law may use and disclose related trade secrets in the following manner: (1) the individual may disclose the trade secret to the individual’s attorney, and (2) the individual may use the information in the court proceeding, as long as the individual files any document containing the trade secret under seal and does not otherwise disclose the trade secret “except pursuant to court order.”
SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS                     Page 5 of 8

Return of Company Property. Employee shall return all Company documents and other property in Employee’s possession, custody, or control, in whatever form maintained, within three (3) business days of Employee’s execution of this Agreement.
Consideration of Medicare’s Interests. Employee is not a Medicare beneficiary and is not currently receiving, has not received in the past, will not have received at the time the Consultant Payment is due under this Agreement, is not entitled to, and has not applied for or sought Social Security Disability or Medicare benefits. If any statement in the preceding sentence is incorrect, the following sentences of this paragraph apply. Employee has made no claim for illness or injury against, nor is Employee aware of any facts supporting any claim against, a Company Releasee under which a Company Releasee could be liable for medical expenses incurred by Employee before or after the execution of this Agreement. Furthermore, Employee is aware of no medical expenses that Medicare has paid and for which a Company Releasee is or could be liable now or in the future. To the best of Employee’s knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. Employee will indemnify, defend, and hold the Company Releasees harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees, related to Employee, and Employee further agrees to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.
Indemnification. Employee agrees to hold the Company Releasees harmless from, and to defend and indemnify the Company Releasees from and against, all further claims, cross-claims, third-party claims, demands, costs, complaints, obligations, causes of action, damages, judgments, liability, contribution, or indemnity related in any way to the allegations that were or could have been made by Employee with respect to the claims and causes of action released by this Agreement, as well as any claims that may be made indirectly against a Company Releasee for contribution, indemnity, or otherwise by any third party from whom or which Employee seeks relief or damages, directly or indirectly, for the same claims and/or causes of action released by this Agreement, regardless of whether such claims are caused in whole or in part by the negligence, acts, or omissions of a Company Releasee.

Employee shall be responsible for all federal, state, and local tax liability, if any, that may attach to amounts payable or other consideration given under this Agreement, and will defend, indemnify, and hold the Company Releasees harmless from and against, and will reimburse the Company Releasees for, any and all liability of whatever kind incurred by a Company Releasee as a result of any tax obligations of Employee, including without limitation taxes, levies, assessments, penalties, fines, interest, attorneys’ fees, and costs. Employee is not relying on the judgment or advice of a Company Releasee or legal counsel concerning the tax consequences, if any, of this Agreement.
Company Affiliation. Employee agrees not to hold Employee out as an employee, officer, director, or other representative of Company after the separation of Employee’s employment with Company. Employee agrees that Employee has updated, or will update within three (3) business days of signing this Agreement, Employee’s social media accounts (including without limitation LinkedIn, Facebook, Twitter, Instagram, and TikTok) and all other accounts or directories to reflect that Employee is no longer employed by or associated with Company.

Neutral Reference. Employee agrees to direct any person or entity seeking a reference for Employee to [****], Vice President of HR Operations, [****], 1500 Solana Boulevard, Building 4, Suite 4500, Westlake, Texas 76262. In response to such reference inquiries, Company agrees to release only the dates of employment and final position held.
SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS                     Page 6 of 8

No Future Employment. Employee agrees not to seek future employment with a Company Releasee (other than through the Consulting Agreement) and further agrees Employee shall have no recourse against the Company Releasees for any decision by a Company Releasee not to hire Employee or to discharge Employee in the future. This Agreement constitutes a legitimate, non-discriminatory, and non-retaliatory reason for the termination of any future employment or the rejection of any pending or future application for employment by Employee. The Parties stipulate and agree that Company has legitimate, non-discriminatory, and non-retaliatory reasons for the inclusion of this paragraph, which is a material inducement for Company to enter into this Agreement.
No Admissions. This Agreement is not and shall not in any way be construed as an admission by a Company Releasee of any acts of liability or fault whatsoever with respect to Employee or any other person, or that any Company Releasee violated any federal, state, or local law, or that any Company Releasee’s actions were unwarranted, discriminatory, retaliatory, or otherwise unlawful. The Company Releasees specifically deny and disclaim any liability to Employee or any other person or entity.
Non-Waiver. Any failure of Company to enforce its rights and privileges under this Agreement shall not be deemed to constitute waiver of any rights and privileges contained herein.
Entire Agreement. This Agreement supersedes any and all prior agreements, arrangements, or understandings between the Parties regarding the subject matter herein, other than the Consulting Agreement, Alternative Dispute Resolution – Mutual Agreement to Arbitrate Disputes, the Proprietary Information, Non-Competition, and Non-Solicitation Agreement, and the Stock Option Award Agreements dated May 2, 2022, January 3, 2023, January 2, 2024, January 2, 2025, and January 2, 2026 (collectively, the “Surviving Agreements”), which the Parties understand survive this Agreement and remain in full force and effect. Employee reaffirms and agrees to honor and abide by the terms of the Surviving Agreements. There have been no representations, promises, understandings, or agreements made by either Party as an inducement for the other Party to enter into this Agreement other than what are expressly set forth in this Agreement. Evidence of prior promises, commitments, agreements, arrangements, or understandings cannot be used to attempt to alter, amend, modify, or in any way change the written terms of this Agreement. Furthermore, the Parties cannot orally agree to alter, amend, modify, or in any way change the terms of this Agreement, and can make such alterations, amendments, modifications, or changes only in a written document that specifically references this Agreement and is signed by an authorized representative of each Party.

Governing Law; Jurisdiction and Venue. This Agreement is made and entered into in the state of Texas and shall be construed and enforced under the laws of the state of Texas, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the state of Texas. The normal rule of construction that ambiguities shall be construed against the drafter shall not be employed in the interpretation of this Agreement. If there is an arbitration agreement between the Parties, it shall survive this Agreement; otherwise, the sole and exclusive jurisdiction and venue for any disputes arising out of or related to this Agreement shall be the state or federal courts sitting in Tarrant County, Texas.
Severability. The provisions of this Agreement are severable. If any clause or clauses are found to be unenforceable, the entire Agreement shall not fail, but shall be construed or enforced without any severed clauses, in accordance with the remaining terms of this Agreement.
Counterparts. This Agreement can be executed in any number of counterparts, each of which shall be effective only upon delivery and thereafter shall be deemed an original, and all of which shall be taken to be one and the same instrument for the same effect as if all Parties hereto had signed the same signature page. A facsimile or e-mail copy of any Party’s signature is as legally binding as the original
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signature.
Ownership of Claims. Employee is the sole and lawful owner of all rights, title, and interest in and to all released matters, claims, and demands referred to herein. There has been no assignment or other transfer of any interest in such matters, claims, or demands that Employee may have against Company.
Representations and Warranties. The Parties represent and warrant that: (1) they had the option to consult with counsel of their own choosing prior to executing this Agreement and are relying upon their own or their attorney’s judgment, belief, and knowledge with respect to the terms and effect of this Agreement; (2) neither of the Parties are relying on the other Party, or the other Party’s attorneys, for any advice or counsel, whether same is legal, tax, or other advice; (3) they have not been induced to enter this Agreement by a statement, action, or representation of any kind or character made by the Company Releasees, or any person or persons representing them, other than those expressly made in this Agreement; (4) they are legally competent to execute this Agreement; (5) they have carefully read and understand this Agreement, and have executed it freely, voluntarily, and without duress; (6) they are fully and completely informed of the facts relating to the subject matter of this Agreement, and enter into this Agreement voluntarily after having given careful and mature consideration of the making of this Agreement; (7) they fully understand and intend this Agreement to be a full, final, and complete resolution of all matters described herein; and (8) they have actual authority to execute this Agreement.

/s/ John O'Connor
John O’Connor

Date:    4/3/2026

GOOSEHEAD INSURANCE AGENCY, LLC

/s/ Mark Miller
Printed Name: Mark Miller     Title: CEO
4/2/2026
Date:
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EXHIBIT A

Goosehead Insurance Agency 1500 Solana Blvd, Suite 4500
Westlake, TX 76262
March 29, 2026 John O’Connor
[****], [****]
[****]
Dear John:
We are writing to confirm the terms of our agreement concerning the provision of consultancy services to Goosehead Insurance Agency, LLC and its affiliates (“Goosehead”) by you as an independent contractor (“Consulting Agreement”). As you know, your employment with Goosehead, including all of your positions as an employee of Goosehead and any affiliate thereof, will terminate, effective March 29, 2026 (the “Separation Date”), whereupon all benefits and privileges related thereto will cease, except as set forth herein. You agree to continue to perform services for Goosehead following the Separation Date as set forth herein.
1.TERM

You shall provide the agreed Services (defined below) to Goosehead beginning March 29, 2026, until September 30, 2026 (the “Term”); provided that this Consulting Agreement can be terminated by you by giving Goosehead not less than two (2) weeks’ prior written notice or by Goosehead pursuant to Section 7 of this Consulting Agreement.
2.SERVICES

2.1You shall promote the interests of Goosehead, including consulting on Goosehead’s franchise strategies, as may be requested of you by Goosehead’s executive leadership team (“Services”), and unless prevented by ill health or accident, devote as much time as needed for the performance of your Services, it being understood that you will remain independent of Goosehead at all times.
2.2If you are unable to provide the Services due to illness or injury you shall notify Goosehead’s General Counsel as soon as reasonably practicable.
2.3You shall ensure that you are available on reasonable notice to provide such Services, assistance, or information as Goosehead may require.

2.4You must comply with all Goosehead policies and procedures as amended from time to time and applicable law. Failure to do so may result in the immediate termination of this Consulting Agreement.
2.5You have no authority (and shall not hold yourself out as having authority) to bind Goosehead, unless Goosehead has specifically permitted this in writing in advance.
3.CONSIDERATION

3.1The sole consideration and remuneration for the Services rendered during the Term of this Consulting Agreement shall be the Consultant Payment (as set forth in the Separation Agreement) and the continuance of the Stock Options granted by your Stock Option Award Agreements dated May 2, 2022, January 3, 2023, January 2,
2024, January 2, 2025, and January 2, 2026 (collectively, the “Option Awards” and incorporated herein by reference), through the Term.

3.2The Option Awards shall remain subject to Goosehead’s Amended and Restated Omnibus Incentive Plan (the “Plan”) and capitalized terms used herein which relate to the Option Awards shall have the meanings given to them in the Plan.
4.OTHER ACTIVITIES

During the Term of the Consulting Agreement, you may be engaged, employed or concerned in any other business, trade, profession or other activity which does not place you in a conflict of interest with Goosehead. However, you may not be involved in any capacity with a business which does or could Compete (defined below) with the business of Goosehead without the prior written consent of the President & Chief Executive Officer of Goosehead. You recognize that the restrictive covenants set forth in Sections 5 and 6 below contain reasonable limitations.
5.CONFIDENTIAL INFORMATION AND CLIENT PROPERTY
5.1Either during this Consulting Agreement or at any time after termination of this Consulting Agreement, you shall not use or disclose to any person any Confidential Information about the business or affairs of Goosehead or any of its business contacts, or about any other confidential matters which may come to your knowledge in the course of providing the Services. “Confidential Information” means any information or matter which is not in the public domain and which relates to the affairs of Goosehead, including, without limitation, Goosehead’s business concepts and plans, operating techniques, marketing methods, processes, vendor information, referral partner information, results of operations and quality control information, financial information, demographic and trade area information, market penetration techniques, plans, or schedules, manuals, customer lists, customer data, insurance carrier information, insurance policy information, underwriting guidelines, research, profiles, preferences, or statistics, itemized costs, franchisee composition, territories, and development plans, and all related trade secrets or other confidential or proprietary information treated as such by Goosehead, whether by course of conduct, by letter or report, or by the use of any appropriate proprietary stamp or legend designating such information or item to be confidential or proprietary, by any communication to such effect made prior to or at the time any Confidential Information is disclosed to you.
5.2The restriction in Section 5.1 does not apply to:
(a)any use or disclosure authorized by Goosehead or as required by law; or
(b)any information which is already in, or comes into, the public domain otherwise than through your unauthorized disclosure.
5.3You acknowledge and agree that all Intellectual Property provided by Goosehead to you during the Term of this Consulting Agreement shall remain the property of Goosehead, and you hereby irrevocably assign to Goosehead any and all right, title and interest you may acquire in such Intellectual Property and agree to execute any and all documents and take any and all actions necessary or otherwise requested by Goosehead to effect such assignment. At all times, both during the term of this Consulting Agreement and after its termination, you will keep in confidence and trust all such Intellectual Property and shall not use or disclose any such Intellectual Property or anything directly relating to it without the written consent of Goosehead, except as may be necessary in the ordinary course of the Services and only for the benefit of Goosehead. “Intellectual Property” means any and all patents, inventions, invention disclosures, invention registrations, designs, discoveries, ideas, concepts, trademarks, service marks, trade names, trade dress, logos, domain names, copyrights, works of authorship, copyrightable works, mask works, data, software, trade secrets, know-how, formulae, processes, methods, proprietary and confidential information and all other intellectual property and proprietary rights recognized by any applicable law of any jurisdiction, and all registrations and applications for registration of, and all goodwill associated with, any of the foregoing.
5.4All documents, manuals, hardware and software provided for your use by Goosehead, and any data or documents produced, maintained or stored on Goosehead’s computer systems or other electronic equipment, remain the property of Goosehead.
5.5You acknowledge that any failure to comply with the requirements of this Section 5 will cause Goosehead irreparable injury, and you agree to pay all costs (including, without limitation, reasonable attorneys’ fees, court costs, discovery costs, and all other related expenses) incurred by Goosehead in obtaining equitable relief including specific performance of, or an injunction against violation of, the requirements of this Section 5.
5.6Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Consulting Agreement, you understand that:
(a)you will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:
(i)is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or
(ii)is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.
(b)if you file a lawsuit for retaliation by Goosehead for reporting a suspected violation of law as contemplated by subsection 5.6(a), you may disclose Goosehead’s relevant trade secrets to your attorney and use such trade secrets in the court proceeding if you:
(i)file any document containing such trade secret under seal; and
(c)do not disclose such trade secret, except pursuant to court order.

5.7Nothing in this Consulting Agreement or otherwise limits your ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”), any other federal, state or local governmental agency or commission (“Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to Goosehead. Goosehead may not retaliate against you for any of these activities, and nothing in this Consulting Agreement requires you to waive any monetary award or other payment that you might become entitled to from the SEC or any other Government Agency or self-regulatory organization.
6.NON-SOLICITATION AND NON-COMPETITION

The parties agree to extend the terms of the Proprietary Information, Non-Competition, and Non-Solicitation Agreement, effective April 6, 2022 (the “Non-Solicitation Agreement”) through the Term of this Consulting Agreement and further agree that the terms of the Non-Solicitation Agreement shall apply to you for the thirty-six (36) month period following the termination of this Consulting Agreement.

7.TERMINATION

Goosehead, in its sole discretion, may at any time terminate this Consulting Agreement with immediate effect. If this Consulting Agreement is terminated by you or by Goosehead, Goosehead will have no liability to make any payment to you, including the Consultant Payment, or to extend the vesting terms of your Option Awards.
Any delay by Goosehead in exercising its rights to terminate shall not constitute a waiver of those rights.
8.EFFECT OF TERMINATION

8.1Termination of this Consulting Agreement (whether by expiration of the Term or termination by you or by Goosehead) will result in Termination of Service under the Plan with respect to your Option Awards.
8.2Any Goosehead property in your possession and any original or copies of documents obtained by you in the course of providing the Services shall be returned to Goosehead’s General Counsel at any time upon request and in any event on or before termination of this Consulting Agreement. You also undertake to irretrievably delete any information relating to the business of Goosehead stored in any medium, and all matter derived from such sources which is in your possession or under your control outside the premises of Goosehead.
9.STATUS AND LIABILITY

9.1You will be an independent contractor and nothing in this Consulting Agreement shall render you an employee, worker, agent or partner of Goosehead, and you shall not hold yourself out as such. You have sole discretion for the day-to-day provision of the Services.
9.2You acknowledge that nothing in our course of conduct is intended to make either party an agent, legal representative, subsidiary, joint venturer, partner, employee, or servant of the other for any purpose whatsoever and that this Consulting Agreement does not create a fiduciary relationship between you and Goosehead.

9.3You shall be fully responsible for and indemnify Goosehead against any liability, assessment or claim for:
(a)taxation whatsoever arising from or made in connection with the Option Awards or performance of the Services, where such recovery is not prohibited by law; and

(b)any employment-related claim (including reasonable costs and expenses) brought by you or any substitute against Goosehead arising out of or in connection with the provision of the Services.
9.4You shall have personal liability for and shall indemnify Goosehead for any loss, liability, costs (including reasonable legal costs), damages or expenses arising from the provision of the Services and shall maintain in force during the period of this Consulting Agreement adequate insurance coverage with reputable insurers acceptable to Goosehead.
10.NOTICE
10.1Any notice or other communication given to a party under or in connection with this Consulting Agreement shall be in writing, addressed to that party and shall be delivered personally or sent by email:
John O’Connor: [****]
Goosehead: [****]
10.2The provisions of this clause shall not apply to the service of any proceedings or other documents in any legal action.
11.VARIATION

This Consulting Agreement may only be varied by a document signed by both you and Goosehead.
12.THIRD PARTY RIGHTS

No person other than you and Goosehead shall have any rights under this Consulting Agreement.
13.ARBITRATION

13.1This Consulting Agreement will be interpreted and construed exclusively under the laws of the State of Texas, which laws will prevail in the event of any conflict of law (without regard to, and without giving effect to, the application of Texas choice-of-law rules).
13.2Any dispute, claim, controversy, or cause of action (collectively “claims”) incident to or arising from the terms of this Consulting Agreement, shall be resolved by binding arbitration. The arbitration shall be administered by JAMS, Inc. (“JAMS”) and shall be conducted pursuant to the then-current rules of JAMS. The arbitration will be administered by the JAMS office at its location nearest to our then-current principal place of business (currently, Westlake, Texas). If there is no JAMS office within one hundred (100) miles of our then-current principal place of business, then the arbitration will be administered by the American Arbitration Association (“AAA”) pursuant to the then-current AAA rules at a location within the county of our then-current principal place of business.
(a)In any arbitration proceeding, there shall be a single arbitrator selected in accordance with the JAMS rules (or AAA rules, if applicable).
(b)The party initiating arbitration shall pay the filing fee, if any.
(c)Neither party may assert claims against the other on behalf of a class. No arbitration commenced by either party may be joined with any other arbitration involving either party, and no other parties may be joined or may intervene in any arbitration between the parties. The arbitrator shall have no power to consolidate claims or disputes from other parties.
(d)The arbitrator shall render his or her decision based solely on the terms of the Consulting Agreement and the law of the State of Texas (including, where applicable, federal law). The arbitrator shall apply the Federal Rules of Civil Procedure and the Federal Rules of Evidence unless otherwise modified by JAMS rules (or AAA rules, if applicable). The arbitrator shall set forth his or her decision and the basis for that decision in writing. The arbitrator may award such relief as is recoverable in law or in equity, except that the arbitrator shall not award punitive or exemplary damages of any kind, including, without limitation, double, treble, and/or any enhanced damages provided for by statute.
(e)The arbitration proceeding shall remain confidential, and all evidence taken, and any decision or opinion of the arbitrator, shall be considered confidential information and precluded from disclosure. No decision by the arbitrator of an issue that arises in any arbitration proceeding between you and Goosehead will be applied in any subsequent arbitration proceeding between you and Goosehead.
(f)Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.
(g)Any disputes concerning the enforceability or scope of this Section 13 shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. (“FAA”), and the parties agree that the FAA preempts any state law restriction on the enforcement of the arbitration clause. If either Goosehead or you commence any action in any court of a claim that is arbitrable under this Consulting Agreement, the party commencing the action shall pay the costs, including, without limitation, reasonable attorneys’ fees, incurred by the other party in enforcing the arbitration clause.
(h)All costs incurred by the prevailing party in the arbitration, including, without limitation, reasonable attorneys’ fees and arbitrators’ fees, shall be paid by the non-prevailing party. The award of the arbitrator shall include an award of such costs.
(i)If any portion of this Section 13 is held to be invalid or unenforceable, or if any portion of this Section 13 would, if effective, violate applicable law, that portion of this Section 13 shall be void and of no effect, but the remainder of this Section 13 shall remain in full force and effect.
(j)The parties agree that this provision shall survive the expiration, non-renewal, termination, or transfer of this Consulting Agreement.
13.3Before any party may bring an action in court or arbitration against the other, the parties agree that they must first meet to mediate the dispute. Any such mediation will be non-binding and will be conducted in accordance with the then-current JAMS rules for mediation of commercial disputes (or AAA rules, if applicable) at its location nearest to Goosehead’s then-current principal place of business. You agree to pay Goosehead all damages, costs and expenses (including, without limitation, reasonable attorneys’ fees, arbitration fees, discovery costs, and all other related expenses) that Goosehead incurs if you commence an action in court or arbitration against Goosehead without first engaging in mediation as required by this Section 13.
13.4No right or remedy conferred upon or reserved to Goosehead or you by this Consulting Agreement is intended to be, nor will be deemed, exclusive of any other right or remedy herein or by law or equity provided or permitted, but each will be cumulative of every other right or remedy.

13.5Nothing contained in this Consulting Agreement will bar Goosehead’s right to obtain injunctive relief in a court of competent jurisdiction against threatened conduct that will cause Goosehead loss or damages, under the usual equity rules, including the applicable rules for obtaining restraining orders and preliminary injunctions.
14.GOVERNING LAW AND JURISDICTION

This Consulting Agreement shall in all respects be governed by, construed and enforced in accordance with the internal laws of the State of Texas, without regard to the principles of conflict of law and, subject to Section 13, exclusive venue shall lie in any state or federal court located in Tarrant County, Texas. The Parties hereby irrevocably waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

signatures on the following page

Please acknowledge receipt and acceptance of this Consulting Agreement by signing, dating and returning the enclosed copy.

Sincerely,

By: /s/ Mark Miller
Mark Miller
CEO

Accepted and agreed to:

By:

/s/ John O'Connor
John O’Connor

4/3/2026
Date:

EXHIBIT B
PROPRIETARY INFORMATION, NON-COMPETITION, AND NON-SOLICITATION AGREEMENT